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                                                                   Exhibit 10.3



                  WEB SITE DEVELOPMENT AND SUPPORT AGREEMENT

          THIS WEB SITE DEVELOPMENT AND SUPPORT AGREEMENT (the "Agreement") is made and entered into as of the 27th day of October, 1999 (the "Effective Date"), by and between INTERACTIVE CON-ED.COM, INC., with offices at 7600 Southland Boulevard, Suite 100-320, Orlando, Florida 32809 ("ICE"), and K.TEK SYSTEMS, INC., with offices at 31640 U.S. Highway 19 N., Palm Harbor, Florida 34684 ("Developer").

 1.       WEB SITE DEVELOPMENT.

         1.1 Pursuant to the terms and conditions of this Agreement, Developer shall assist in developing a web-based, on-line continuing education system for providing the delivery of online course content, testing, and results for ICE (The "Web Site"). In particular, Developer shall furnish all back-end functionality components for developing that Web Site (including only the database design and structure, visual basic programmed components, and the active service pages connectively to and from the database via a standard web browser) that satisfy the specifications and requirements included on Schedule A (the "Developer Components"). ICE acknowledges that ICE has hired another contractor to develop the front-end functionality components for developing the Web Site (including without limitation the site design and all user interface components deemed separate from the Developer Components), and that Developer is not responsible for developing or delivering those components.

                  1.1.1    Developer shall ensure that the Developer
Components of the Web Site will not inhibit the availability of the Web Site to permitted individuals and/or access devices, as specified and designated by ICE, to or from which information, graphic or other images, sounds, data and/or any other digital or electronic content or materials may be perceived, accessed, transmitted or utilized. Without limiting the generality of the foregoing, the Web Site will be accessible through the World Wide Web which is a portion of the interconnected computer, communications and information network commonly referred to as the "Internet."

         1.2 ICE acknowledges that the development of the Web Site will be undertaken jointly by Developer and certain ICE representatives and other independent contractors (collectively, "Non-Developer Personnel"). ICE shall ensure that all Non-Developer Personnel involved in the development of the Web Site perform their respective duties in a professional and timely manner and in a manner that does not adversely affect or delay the performance by Developer of its obligations under this Agreement. Additionally, ICE acknowledges that Developer will develop the Web Site using pre-existing collateral and text to be provided by ICE. ICE assumes full responsibility for the conceptual organization of that content and the delivery of those materials on a timely basis.

         1.3 During the development process, Developer agrees to submit to ICE, screen shots and other items which Developer has completed in accordance with ICE's requirements during the development process (each, a "deliverable") for review. This process is intended to facilitate ICE's ability to review the items being developed in an efficient and timely manner and provide feedback to enable Developer to refine and correct, if necessary, any portions of the Web Site, prior to the date for satisfactory completion set forth in Section 1.2 above.


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         1.4      The parties acknowledge that during development of each
deliverable and the Web Site, changes and/or refinements may be appropriate or necessary to satisfy ICE's objectives, but which may deviate from the descriptions, specifications and requirements specified in Schedule A. All changes, including without limitation changes which may have an impact on the schedule for completion, the development, implementation, any charges, fees or prices (including maintenance and support), the functionality or other material aspects of the Web Site or this Agreement, must be fully documented in writing and signed by both parties in order to be effective ("Change Order"). Unless a Change Order is mutually agreed upon and signed by both parties, the scope of work and the obligations and requirements under this Agreement shall remain unchanged.

 2.       WORKING RELATIONSHIP.

         2.1 Each party shall designate a project manager to act as the principal point of interface between Developer and ICE for the development, delivery, installation and implementation of the Web Site. The project managers will be responsible for coordinating the work effort, liaising with necessary internal staff and resolving any issues that may arise. For purposes of this Agreement, ICE designates Ross Love to serve as its project manager, and Developer appoints Ron During to serve as its project manager. Either party may change its project manager at any time by written notice to the other party. Each party's project manager shall have express authority to act on behalf of the party with respect to all aspects of this Agreement.

         2.2 Every week during the Web Site development process, Developer will submit to ICE brief status reports summarizing Developer's activities in sufficient detail to allow the Developer and ICE project managers to effectively and meaningfully monitor the progress of the work. If either party requests, the other party shall participate in conference calls and status meetings to review the status of project activities.

         2.3 Developer is an independent contractor and its personnel are not ICE employees or agents for federal tax purposes or any other purposes whatsoever and are not entitled to any ICE employee benefits. Developer assumes sole and full responsibility for the acts of its employees and representatives, and Developer and its personnel have no authority to make commitments, enter into contracts on behalf of, bind or otherwise obligate ICE in any manner whatsoever. Likewise, ICE assumes sole and full responsibility for the acts of its employees, representatives, and all Non-Developer Personnel, and ICE and the Non-Developer Personnel shall have no authority to make commitments, enter into contracts on behalf of, bind, or otherwise obligate Developer in any manner whatsoever. Developer is solely responsible for the compensation of its personnel assigned to perform services hereunder, as well as the payment of worker's compensation, disability and any other benefits, unemployment and other insurance and for withholding social security, income and other taxes for its employees and independent contractors. ICE is solely responsible for the compensation of all Non-Developer Personnel assigned to perform services or provide goods in connection with the development of the Web Site, as well as the payment of all workers' compensation, disability, and any other benefits, unemployment and other insurance and for withholding social security, income, and other taxes payable with respect to the Non-Developer Personnel.

         2.4 Nothing in this Agreement shall be deemed to constitute, create, or otherwise give effect to a joint venture, partnership or business entity of any kind, nor shall anything in this


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Agreement be deemed to constitute either one party the agent of the other.
Neither Developer nor ICE shall be or become liable or bound by any representation, act or omission whatsoever of the other and the rights and obligations of the parties shall be limited to those set forth herein.

 3.      ACCEPTANCE TESTING.

         3.1 When the Web Site has been fully developed and completed by Developer in accordance with the specifications and requirements of ICE set forth in Schedule A and is in good working order, ready for productive use and availability to third party access, Developer will notify ICE in writing and Developer shall begin acceptance testing as described in this Article 3. The parties acknowledge that completion of the Web Site will also depend extensively on the timely performance of services and full cooperation by other contractors involved in the development of the Web Site and by ICE personnel involved in the development of the Web Site.

         3.2 The acceptance test will be designed and conducted by Developer for the purpose of demonstrating that the Developer Components of the Web Site conform to and perform in accordance with ICE's requirements as set forth in Schedule A (as modified from time to time by written agreement of ICE and Developer) and any other specifications and documentation prepared by Developer hereunder. The acceptance test will be conducted by Developer and sample input, transactions and/or information, representative of ICE's requirements, transactions, operations, functions and activities, shall be utilized for the acceptance test. ICE shall provide to Developer on demand all sample input, transactions and/or information, representative of ICE's requirements, transactions, operations, functions and activities, that are to be utilized for the acceptance test.

         3.3 Developer shall conduct an acceptance test promptly upon completion of the Web Site and in any event not later than two days after the completion of the Web Site (the "Initial Test"). If it determines that the Web Site has successfully passed the Initial Test, Developer shall immediately notify ICE in writing. If it determines that the Web Site has not successfully passed the Initial Test, ICE shall notify Developer in writing within ten calendar days after the conclusion of the Initial Test specifying in reasonable detail in what respects the Web Site has failed to perform and/or conform to Schedule A. ICE's failure to provide the foregoing notice during that ten-day period shall constitute ICE's Acceptance (defined below) of the Web Site. If the Web Site does not pass the Initial Test, Developer shall promptly correct any deficiencies disclosed by the test. For purposes of this Agreement, "Acceptance" shall mean ICE's actual or deemed acceptance of the Developer Components of the Web Site.

         3.4 In the event the Web Site fails the Initial Test, Developer shall conduct succeeding acceptance tests. If the Web Site passes any succeeding acceptance tests, Developer shall immediately notify ICE in writing. If the Web Site fails three acceptance tests (including the Initial Test), ICE shall have the option of either (a) terminating this Agreement (i) upon payment to Developer of the Development Fee incurred through the date of the termination in the event that such failure is not attributable to Developer, or
(ii) without further liability or obligation of any kind to and obtaining a refund of all the fees previously paid to Developer by ICE hereunder, in the event that such failure is attributable to Developer, or (b) of continuing the acceptance testing until the Web Site has successfully passed, with ICE's option to terminate pursuant to clause 3.4(a) remaining available during any such continuation; provided however, if ICE elects to continue acceptance testing the Web Site more than three times, ICE shall pay to


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Developer all hourly fees of Developer through the date of that election for which Developer has not already been paid (notwithstanding the provisions of section 5.1(d)) before Developer will have any duty to continue modifying and testing the Web Site.

 4.      OWNERSHIP RIGHTS.

         4.1 The Developer Components and all related materials provided or developed by Developer shall remain the sole and exclusive property of Developer until the Development Fee and other amounts due and payable to Developer under this Agreement as of Acceptance have been paid in full. Effective upon receipt of all amounts due under this Agreement as of the effective date of Acceptance, Developer assigns and transfers to ICE all of its right, title, and interest in, to, and under the Web Site and the computer code, programs and documentation developed or created hereunder (including source code and object code) and all forms, images and text viewable on the Internet, any HTML or XTML elements relating thereto, designs, products, drawings, documentation, information, deliverables and other materials made and developed in connection with this Agreement and the development and the ongoing maintenance and support of the Web Site, whether as individual items or a combination of components (the "Custom Materials"). Upon receipt of all amounts due to Developer under this Agreement as of the Acceptance, the Custom Materials shall be deemed to be "works made for hire" made in the course of services rendered under this Agreement; provided, however, that if and to the extent title to any Custom Materials does not vest in ICE as contemplated hereunder or is not covered by any statute clearly vesting title in ICE, then the Developer hereby agrees to irrevocably assign all right, title and interest therein to ICE once ICE has met all of its obligations under this Agreement. Upon payment of all amounts due to Developer under this Agreement as of Acceptance, ICE has the sole right to obtain, hold and renew in its own name and for its own benefit, any and all patents, copyrights, registrations and other similar protections in the Custom Materials and Developer will cooperate with ICE and execute all documents necessary to enable ICE to perfect, preserve, register and record its rights therein. Upon payment of all amounts due to Developer under this Agreement as of Acceptance, Developer irrevocably waives and relinquishes any so-called "moral rights" in and to the Custom Materials, which shall not be construed to prohibit the Customer Materials from being acknowledged as having been developed by Developer for ICE.

                  4.1.1 Upon receipt of all amounts due to it under this Agreement (regardless of whether ICE elects to complete the Web Site), Developer shall, immediately upon request or upon the completion of the Web Site and/or the termination or expiration of this Agreement, turn over to ICE any and all such Custom Materials and any ICE documents, information and/or other materials held by or on behalf of Developer in whatever form or media, together with all copies thereof.

         4.2 It is acknowledged that any and all ICE corporate identifiers, brand names, marks, artwork, logos, graphics, video, text, data and other materials supplied by or on behalf of ICE in connection with this Agreement, as well as the domain name or names assigned to the Web Site (the "ICE Content") and all rights with respect thereto, shall remain the sole and exclusive property of ICE.

         4.3 Nothing contained in this Agreement shall be deemed to transfer, convey or assign to ICE any of Developer's rights in any processes, procedures, software, information or other intellectual property which was previously owned by Developer, prior to the provision of


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 the Custom Materials and services furnished hereunder and/or created independently and without reference to any materials or information of ICE ("Pre-Existing Works"); provided, however, that if and to the extent any Pre-Existing Works are or have been provided to ICE as part of the development of the Custom Materials and Web Site hosting project contemplated by this Agreement, Developer hereby grants to ICE a royalty-free, irrevocable, worldwide, perpetual license in and to such Pre-Existing Works owned by Developer, to use same in conjunction with the Custom Materials. Each such License includes the right to make and keep copies of each such Pre-Existing Work for backup and archival purposes. Developer further agrees that ICE shall have the right to enhance, modify and/or adapt any such Pre-Existing Works and associated documentation and materials provided to ICE hereunder and may create and use derivative works within the scope of the license granted hereunder and may use and combine such Pre-Existing Works with other programs and/or materials. In the event of any termination by ICE as a result of a material breach of this Agreement by Developer and upon payment of all amounts due to Developer under this Agreement, ICE shall, effective as of the date of such termination, continue to have a license to use such Pre-Existing Works and associated documentation and other items related thereto, without further charge or fee, but otherwise subject to and in accordance with the provisions of this Agreement.

 5.      COMPENSATION.

         5.1 In consideration for the development, testing, implementation and establishment of the Developer Components of the Web Site, ICE shall pay to Developer a fee based on Developer's hourly rate (the "Hourly Rate") and the number of hours of work provided by Developer for those activities (the "Development Fee"). From the effective date of this Agreement through January 31, 2000, Developer's Hourly Rate will be $150 per man hour worked. Thereafter, Developer's Hourly Rate will increase in accordance with its standard practices. ICE shall pay the Development Fee as follows: (a) $12,187.50 on or before the date of this Agreement: (b) $ 12,187.50 on or before November 3, 1999; (c) $12,187.50 on or before November 12, 1999; and (d) the balance of the Development Fee upon Acceptance of the Web Site as described in Article 3 above. For any other work requested by ICE, ICE shall pay to Developer a fee based on the number of hours of work provided at the Hourly Rate; provided, however, that prior to the commencement by Developer of any such other work, ICE shall approve orally or in writing Developer's written estimate of the number of hours required to complete any such request.

         5.2 Payment of the Development Fee is due on the dates specified in sections 3.4 and 5.1, and a late charge of 1-1/2% per month is payable on demand on any installment of the Development Fee that is not paid within 10 calendar days after it is due.

         Payment of every invoice issued by Developer for non-development services is due in full upon receipt, and a late charge of 1-1/2% per month is payable on demand on any invoice balance that is not paid within 10 calendar days after the date of the invoice. ICE shall pay all amounts due to Developer under this Agreement in cash or by bank or corporate check and in United States dollars. Developer reserves the right to suspend (without notice or penalty) its services if any amount owed to it is not paid in full when due. If collection action becomes necessary, ICE shall pay all costs and expenses incurred by Developer in collecting any amount owed to Developer, including legal fees incurred before and after demand or the commencement of a legal proceeding, whether incurred pursuant to trial, appellate, mediation, arbitration, bankruptcy, or judgment-execution proceedings.


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        5.3       Notwithstanding anything in this Agreement to the contrary,
 Developer is not obligated under this Agreement to purchase or provide any hardware or software to ICE. If, during the term of this Agreement, the parties determine that hardware or software is required to complete the Web Site or the Custom Materials, ICE shall arrange for the purchase of those items directly and shall pay all costs associated with the procurement and purchase of those items. With respect to additional services and out of pocket expenses approved in advance by ICE, unless otherwise mutually agreed upon, Developer may invoice ICE monthly after such services are rendered or expenses incurred, accompanying such invoices with documentation adequate for ICE to review and reasonably approve.

         5.4 Pursuant to ICE's request, Developer previously estimated that the Development Fee for the Developer Components of the Web Site as described in Schedule A will be $48,750.00. Nevertheless, ICE acknowledges that the total Development Fee for the Developer Components of the Web Site is difficult to estimate with any reasonable degree of accuracy because so much of the required work is affected by events and actions beyond Developer's control; provided, however, that any fees in excess of $48,750 shall require the prior written approval of ICE which approval shall not be unreasonably withheld. The Development Fee ultimately could exceed $48,750.00. Accordingly, that estimate does not constitute a fixed, maximum, or guaranteed Development Fee. The actual fee could be more depending on the amount of work needed or requested by ICE. Moreover, unless Developer agrees in writing to perform a particular service for a fixed fee payable in advance, all budgets and estimates provided by Developer pursuant to this Agreement are subject to unforeseeable events and circumstances and do not constitute fixed, maximum, or guaranteed fees for the work to be provided.

         5.5 Regardless of whether this Agreement is terminated, ICE shall remain liable to Developer for all services provided by Developer through the effective date of the termination. The provisions of sections 5.1 through 5.5 of this Agreement will survive the expiration or termination of this Agreement.

6.       WARRANTIES.

         6.1 Developer represents and warrants that: (a) Developer is a corporation organized, existing and in good standing under the laws of the jurisdiction of its incorporation; (b) the execution, delivery, and performance of this Agreement have been duly authorized by all requisite action of Developer will not conflict with its bylaws or articles of incorporation, will not constitute a breach or violation of, or a default under, or require any consent under, any contract, agreement, indenture, instrument, mortgage, lease, promissory note, or other commitment, or any decree, judgment, order, or other edict to which Developer is a party or any of its property is subject, or violate any local, state, federal, or foreign law, rule, policy, statute, or regulation; (c) this Agreement is a valid, binding, and effective and enforceable obligation of Developer; (d) the Developer Components of the Web Site, including, without limitation, the Custom Materials, will be designed, developed, and will operate at the time delivered to ICE (but before publicly displayed or launched) in conformance with the terms and conditions of this Agreement, including, but not limited to Schedule A; (e) all services to be provided by Developer under this Agreement will be performed and rendered by qualified personnel in a professional manner; (f) Developer has full authority to provide the services and deliver the Custom Materials and that Developer will comply with any and all federal, state and local laws


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and regulations applicable to or associated with the performance of its obligations under this Agreement; (g) at the time delivered to ICE (but before publicly displayed or launched) neither the Developer Components of the Web Site, nor Custom Materials, nor any component thereof shall contain any malicious or unauthorized instructions (including, without limitation, so called "computer viruses", "worms", "trap" or "back doors" or "Trojan horses") or any other instructions, codes, programs or materials which could improperly, wrongfully and/or without authorization, interfere with the operation or the use of same; and (h) at the time delivered to ICE (but before publicly displayed or launched) neither the Developer Components of the Web Site, nor Custom Materials, nor any component thereof, shall be incorrect, invalid or materially adversely affected in any manner based on a change in date, year, century or otherwise and that, if applicable, shall include date data century recognition, calculations which accommodate same century and multi-century date values and formulae, as well as date data interfaces (to application and operating system software, as applicable) that reflect the correct century.

         6.2 ICE warrants, covenants, and represents to Developer; (a) ICE is a corporation organized, existing, and in good standing under the laws of the State of Delaware; (b) the execution, delivery, and performance of this Agreement have been duly authorized by all requisite action of ICE, will not conflict with its bylaws or articles of incorporation, will not constitute a breach or violation of, or a default under, or require any consent under, any contract, agreement, indenture, instrument, mortgage, lease, promissory note, or other commitment, or any decree, judgment, order, or other edict to which ICE is a party or any of its property is subject, or violate any local, state, federal, or foreign law, rule, policy, statute, or regulation; (c) this Agreement is a valid, binding, and effective and enforceable obligation of ICE;
(d) ICE has trained personnel who are capable of assisting with the development of the Web Site and with launching, operating, and maintaining the Web Site;
(e) ICE will provide in a timely manner, all software, hardware, materials, personnel, contractors, and other materials and personnel requested by Developer to assist with the development of the Web Site and Custom Materials, including without limitation all materials to be included on the Web Site; (f) ICE will provide in a timely manner all input requested by Developer with respect to the Web Site and Custom Materials; (g) ICE shall provide timely feedback on all work in progress on an ongoing basis, including scheduled review dates; and (h) upon completion of the Web Site, ICE shall complete, execute, and return to Developer the Web Site Approval Form attached to this Agreement as Schedule B.

         6.2 EXCEPT AS SPECIFICALLY SET FORTH ABOVE, NONE OF THE PARTIES HERETO MAKE ANY OTHER OR DIFFERENT REPRESENTATIONS OR WARRANTIES TO THE OTHER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.       INDEMNITY.

         7.1 Developer, at its sole cost and expense, will defend and/or handle any claim or action against ICE for: (i) actual or alleged infringement of any patent, copyright, intellectual or industrial property right or any other similar right (including, but not limited to, misappropriation of trade secrets) based on the Developer Components of the Web Site, Custom Materials, any deliverables, information, materials and/or any items furnished by Developer or the use and operation thereof (but excluding any data, information, and images provided by ICE or any Non-Developer Personnel to Developer for use on the Web Site, for which Developer assumes no


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responsibility or liability); and (ii) Developer's violation of or non-compliance with any law or regulation governing the performance of its obligations hereunder. Developer shall indemnify, defend, and hold harmless ICE, its officers, directors, shareholders, agents, employees, contractors, and their respective successors, assigns and heirs, against and from any and all liability, loss, cost, injury, damage, and expense (including but not limited to reasonable attorney's fees and expenses) of any kind whatsoever arising out of, on account of, or related to a material breach of any representation or warranty of Developer, the material breach by Developer of any provision of this Agreement, all actual or alleged infringement of any patent, copyright, intellectual or industrial property right or any other similar right (including, but not limited to, misappropriation of trade secrets) based on Custom Materials provided by Developer, Developer's violation of or non-compliance with any law or regulation governing the performance of its obligations hereunder, or any loss, theft, or misappropriation of property arising from an act or omission of Developer or its agents, officers, directors, employees, shareholders, or representatives. ICE will give Developer prompt notice of any such claim or action and copies of all papers served upon or received by ICE relating to same. The Developer shall have the right to conduct the defense of any such claim or action, consistent with ICE's rights hereunder, and all negotiations for its settlement or compromise; provided, however, that ICE may, at its own expense, participate in such defense or negotiations to protect its own interests.

         7.2 ICE shall indemnify, defend, and hold harmless Developer, its officers, directors, shareholders, agents, employees, contractors, and their respective successors, assigns and heirs, against and from any and all liability, loss, cost, injury, damage, and expense (including but not limited to reasonable attorney's fees and expenses) of any kind whatsoever arising out of, on account of, or related to ICE's use or operation of the Web Site, a breach of any representation or warranty of ICE, the breach by ICE of any provision of this Agreement, all actual or alleged infringement of any patent, copyright, intellectual or industrial property right or any other similar right (including, but not limited to, misappropriation of trade secrets) based on materials provided by ICE for use in the Web Site, Custom Materials, or any deliverables, ICE's violation of or non-compliance with any law or regulation governing the performance of its obligations hereunder, or any loss, theft, or misappropriation of property arising from an act or omission of ICE or its agents, officers, directors, employees, shareholders, or representatives. Developer will give ICE prompt notice of any such claim or action and copies of all papers served upon or received by Developer relating to same. ICE shall have the right to conduct the defense of any such claim or action, consistent with Developer's rights hereunder, and all negotiations for its settlement or compromise; provided, however, that Developer may, at its own expense, participate in such defense or negotiations to protect its own interests.

                  The indemnities provided by this Section 7 shall survive the expiration or termination of this Agreement.

8.       Non-Solicitation.

         8.1 During the term of this Agreement and for a period of five years after the expiration or termination of this Agreement, neither party shall, directly or indirectly, in any capacity, either for itself or on behalf of any other person, do any of the following: (a) hire, recruit, or offer to hire any person who either is or was an agent, officer, director, employee, shareholder, or independent contractor of the other party (the "Non-Soliciting Party"), at any time during the term of this Agreement or offer, induce, recruit, solicit, influence, or attempt to influence any agent,

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officer, director, employee, shareholder, or independent contractor of the
Non-Soliciting Party to terminate her or his service with the non-soliciting party for the purpose of working for the Soliciting party or any other person, whether or not a competitor of the Non-Soliciting Party; or (b) persuade or attempt to persuade any agent, vendor, supplier, customer, insurance company, independent contractor, or other person who has a business or professional relationship with Non-Soliciting Party to cease to do business with the Non-Soliciting Party, reduce the amount of business that it historically has done with the Non-Soliciting Party, or otherwise adversely alter its business or professional relationship with the Non-Soliciting Party.

         The parties stipulate that a breach by either party (the "Breaching Party") of any of the covenants in this Section and Section 9 will diminish the value of the other party (the "Non-Breaching Party") and will cause irreparable and continuing injury to the Non-Breaching Party for which an adequate legal remedy will not exist. Accordingly, the parties stipulate that, if either party breaches any of the covenants in this Section or Section 9 and fails to cure the breach to the reasonable satisfaction of the Non-Breaching Parry within ten days after the Non-Breaching Party gives it notice of the breach, the Non-Breaching Party will be entitled to the following remedies, without excluding any other available remedy; (i) entry by a court having jurisdiction of an order granting specific performance or temporary injunctive relief, upon the posting of any requisite bond and the filing with the court of an appropriate pleading and affidavit specifying each obligation breached by the Breaching Party, but without proof of actual monetary damage or an inadequate remedy at law; (ii) if a court having jurisdiction determines for any reason that the Non-Breaching Party is not entitled to injunctive relief, the recovery from the Breaching Party of all profit, remuneration, or other consideration that the Breaching Party gains from breaching the covenant; and (iii) reimbursement from the Breaching Parry of all costs incurred by the Non-Breaching Party in enforcing the covenant or otherwise defending or prosecuting any mediation, arbitration, or litigation arising out of the covenant. The Non-Breaching Party may exercise any of the foregoing remedies concurrently, independently, or successively.

         The covenants on the part of ICE and Developer in this Section and
Section 9 shall survive the expiration or termination of this Agreement and the termination of any other agreements between ICE and Developer.

9.       CONFIDENTIAL INFORMATION.

         9.1 ICE Confidential Information. In the course of performing services pursuant to this Agreement, Developer may obtain or be given access to certain confidential and/or proprietary data, records, materials, information and trade secrets relating to publications, financial reports, business operations, strategic plans and other confidential, proprietary, sensitive and/or trade secret information of ICE, its employees, clients, suppliers, customers and/or other entities (the "ICE Confidential Information"). The ICE Confidential Information is of a highly sensitive nature, representing special, valuable and unique commercial assets, and its disclosure and/or unauthorized or improper use would be materially damaging to said entities. Developer and its employees and agents will hold in strict confidence and trust all ICE Confidential Information. Developer will not, directly or indirectly, disclose any of the ICE Confidential Information or make it available to any third parry or use it for its benefit or the benefit of any third party unless specific written authorization is received from ICE, Developer agrees not to make copies of any ICE Confidential Information except as required in the course of performing services hereunder. Developer will not disclose the ICE Confidential Information to any of its employees or agents, except those with a "need to know" for the sole purpose of

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performing services hereunder and then, only to the extent required. Developers agrees to apply at least the same degree of care in safeguarding the ICE Confidential Information that it uses to protect its own most valuable proprietary information and material against any unauthorized or unlawful use, disclosure, dissemination or copying.

         9.2 Developer Confidential Information. During the term of this Agreement, ICE may obtain or be given access to certain confidential and/or proprietary data, records, materials, information and trade secrets relating to publications, financial reports, business operations, strategic plans, intellectual property (including without limitation all patents, trademarks, trade names, service marks, and copyrighted materials, all ideas, methods, concepts, inventions, and advertising and promotional materials of Developer), and other confidential, proprietary, sensitive and/or trade secret information of Developer, its employees, clients, suppliers, customers and/or other entities (the "Developer Confidential Information." The Developer Confidential Information is of a highly sensitive nature, representing special, valuable and unique commercial assets, and it disclosure and/or unauthorized or improper use would be materially damaging to said entities. ICE and its employees and agents will hold in strict confidence and trust all Developer Confidential Information. ICE will not, directly or indirectly, disclose any of the Developer Confidential Information or make it available to any third party or use it for its benefit or the benefit of any third party unless specific written authorization is received from Developer. ICE agrees not to make copies of any Developer Confidential Information except as required in the course of assisting Developer in providing services hereunder, ICE will not disclose the Developer Confidential Information to any of its employees or Agents, except those with a "need to know" for the sole purpose of assisting Developer in providing the services hereunder and then, only to the extent required. ICE agrees to apply at least the same degree of care in safeguarding the Developer Confidential Information that it uses to protect its own most valuable proprietary information and material against any unauthorized or unlawful use, disclosure, dissemination or copying.

10.      TERMINATION OF PROJECT PROPOSAL AGREEMENT.

         10.1 THE parties hereby agree that certain Project Proposal Agreement, dated as of October 26, 1999, entered into between World Health CME, on behalf of ICE, and Developer shall be terminated in its entirety and shall be of no further force and effect.

11.      GENERAL

         11.1 Term & Termination: This Agreement shall commence as of the date first written above and shall continue in full force and effect thereafter unless and until terminated as permitted hereunder. Either party may terminate this Agreement upon at least thirty (30) calendar days' advance written notice to the other party. If one party materially breaches any provision of this Agreement, the other party may (reserving cumulatively all other remedies and rights under this Agreement and in law and in equity) terminate this Agreement by giving the other party at least twenty (20) calendar days' written notice; provided, however, that such termination shall not be effective if the party in breach has cured the breach of which it has been notified prior to the expiration of said twenty (20) days. This Agreement may be terminated by either party immediately by providing written notice to the other party upon the occurrence of any of the following events: (i) if the other parry ceases to do business, or otherwise terminates its business operations or if there is a material change in control of the other party (other than a merger of ICE with Corpas Investments, Inc.; or (ii) if the other party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other party (and not dismissed within 30 calendar days).

         11.2 Limitation of Liability: EXCEPT AS OTHERWISE PROVIDED HEREIN, IN NO EVENT WILL EITHER PARTY BE LIABLE, TO THE OTHER OR TO ANY THIRD PARTY, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES IN ANY MANNER IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE DEVELOPMENT OR USE OF THE WEB SITE OR CUSTOM MATERIALS, REGARDLESS OF THE FORM OF ACTION OR THE BASIS OF THE CLAIM (WHETHER FOR BREACH OF CONTRACT, BREACH OF WARRANTY, STRICT TORT, NEGLIGENCE, OR OTHERWISE) OR WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFITS OR DATA, LOSS OF SAVINGS OR REVENUE, LOSS OF USE OF THE WEB SITE, COST OF ANY SUBSTITUTE PROPERTY, DOWNTIME, THE CLAIMS OF THIRD PARTY CUSTOMERS OF ICE, AND DAMAGE TO PROPERTY). DEVELOPER IS NOT LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES. THE LIABILITY OF EITHER PARTY (IF ANY) ARISING OUT OF THIS AGREEMENT OR RELATING TO THE WEB SITE OR CUSTOM MATERIALS (INCLUDING WITHOUT LIMITATION SECTION 7 OF THIS AGREEMENT) SHALL NOT EXCEED THE AGGREGATE AMOUNT PAID BY ICE TO DEVELOPER PURSUANT TO
THIS AGREEMENT. THE LIMITATIONS PROVIDED BY THIS SECTION 11.2 SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR ANY LIMITED OR EXCLUSIVE REMEDY.

         11.3 Excusable Delay: Except with respect to payment obligations, neither party will be liable to the other for any delay or failure to perform its obligations under this Agreement due to causes beyond its control and without its fault or negligence.

         11.4 Assignment: Except in connection with a merger, sale, transfer, conveyance, acquisition or other corporate reorganization or change in control or ownership relating to all or any material portion of its stock, assets, operations or business, neither parry may assign, transfer or subcontract this Agreement and/or any rights and/or obligations hereunder, without the advance written consent of the other and any attempt to do so shall be void.

         11.5 Notices: Notices shall be in writing and delivered personally, mailed, first class mail, postage prepaid, or sent by electronic or other means that provides for confirmation of receipt, to the addresses of the parties indicated in the first paragraph of this Agreement, or to any other address or addressee requested by written notice. All notices shall be deemed given on the date delivered or when placed in the mail or when confirmation is received, as specified herein.

         11.6 Advertising: Neither party will disclose the specific terms of this Agreement, or use the other party's and/or any of its customers' names or marks, or refer to the other party or any of its customers in any advertising, publicity releases or marketing or similar written communication, without the other party's prior written approval, which it shall not unreasonably withhold. Notwithstanding the foregoing, Developer may indicate to third parties that it jointly developed the Web Site without obtaining ICE's prior written approval.

         11.7 Governing Law & Interpretation: This Agreement shall be construed and enforced under the substantive laws of the State of Florida, without regard to its conflict of laws provisions. Headings are solely for reference and shall not affect the meaning of any terms. If any part of this Agreement is held invalid, illegal or unenforceable, the remaining provisions will be unimpaired. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear. No modification, course of conduct, amendment, supplement to or waiver of this Agreement or any provisions hereof shall be binding upon the parties unless made in writing and duly signed by both parties. At no time shall a failure or delay in enforcing any provisions, exercising any option or requiring performance, be construed to be a waiver.

         The parties (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction over Hillsborough County, Florida, (b) stipulate that the proper, exclusive, and convenient venues for all legal proceedings arising out of this Agreement are Hillsborough County, Florida, for state court proceedings, and the Middle District of Florida for federal court proceedings, and (c) waive any defense, whether asserted by motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida are improper or inconvenient venues, The provisions of this section shall survive the expiration or termination of this Agreement.

         11.8 Entirety: All schedules referred to in this Agreement are incorporated into and constitute a part of this Agreement as if fully set forth herein. This Agreement and the Schedules attached to it constitute the entire agreement between the parties and supersede all previous agreements, promises, proposals, representations, understandings and negotiations, whether written or oral, between the parties respecting the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Web Site Development and Support Agreement as of the day and year first above written.

                                    INTERACTIVE CON-ED.COM, INC.



                                    By: /s/ Lawrence R. Kuhnert
                                       -------------------------------------
                                    Name:   Lawrence R. Kuhnert
                                         -----------------------------------
                                                      [Print]
                                    Title: President
                                          ----------------------------------


                                    K.TEK SYSTEMS, INC.


                                    By: /s/ Ronald A. Ducing
                                       -------------------------------------
                                    Name:   Ronald A. Ducing
                                         -----------------------------------
                                                      [Print]
                                    Title: Vice President
                                          ----------------------------------

                                   Schedule A

                  SPECIFICATIONS AND REQUIREMENTS FOR WEB SITE

     - Membership Interface:
The primary entry point for the site, this will control new member registrations, existing membership authentications, and notices to membership and entry/exit to the email list serves. Functionality includes new membership profiles (a primary table source), main site entry via .asp authentication methods and the ability to sign up for one or more list serves. The design of this site includes a basic membership registration form, authentication login via .asp and SQL and a list serve signup form with high code commenting.

     - Data Collection:
This section includes an information request form and the access point for various online surveys that can either be calculated for raw outcome or stored and referenced via a weighted schema output. One generic information request form and one survey of the client's choice (10 questions) is included with the ability to generate survey reports via Crystal Reports Web Server. The information request form will be archived in a client table with the request sent to an email address.

     - Resource Query:
This area includes a FAQ database, product review section and a news articles section with most data accessed via dynamic query to the database. This site includes one 10-question FAQ database (indexed and searchable), one product review section with one product and one news article in the articles section.

     - Classroom:
Section that includes area for download of curriculum which can be in text, MS Word, PDF, audio, or video format. Interfacing Microsoft "Active Streaming" capabilities within the site to allow for a conversion of digital voice and video content to enable "streaming" over the Internet. This includes the conversion of one audio and one video track for proof of concept. Also, a testing center with one multiple choice test that is graded with a place where members can view there testing history such as test results and listing of all tests that were taken.

     - Personal Web:
Web template design to allow site creation and design (within template guidelines) by members. It will allow for the inclusion of basic graphics (supplied by members.) It includes the basic web creation template.

     - Commerce:
This area offers an online catalog with the ability to purchase via "shopping cart" technology and use credit card authorization. It includes an catalog with 3 initial items and the implementation of the purchasing interface for promotional purposes.

     - Administrative Interface:
The second "heart" of this site, it includes templates to update various portions of SQL data and site design.

     - SQL Database Modeling & Design

                                      A-2